                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]      Preliminary Proxy Statement


[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement


[ ]      Definitive Additional Materials


[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   ADVANCED SWITCHING COMMUNICATIONS, INC.
               (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


[ ]      No fee required.


[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         (1) Title of each class of securities to which transaction applies: common stock, par value $.0025 per share

         (2)  Aggregate number of securities to which transaction applies:
              42,718,819 (shares of common stock outstanding on February 12,
              2002)

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $1.14 (based on the average of the high and low prices reported on the Nasdaq National Market on February 13,
              2002)

         (4)  Proposed maximum aggregate value of transaction:  $48,699,453.66

         (5) Total fee paid: $4,480.35 (determined in accordance with the Securities Exchange Act of 1934 at a rate equal to $92.00 per $1,000,000 of the proposed maximum aggregate value of the transaction.)

[ ]           Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              (1) Amount Previously Paid:  Not applicable
              (2) Form, Schedule or Registration Statement No.:  Not applicable
              (3) Filing Party:  Not applicable
              (4) Date Filed:  Not applicable

                                  [ASC Logo]
                                March __, 2002

Dear Fellow Stockholder:

            On behalf of the Board of Directors and management of Advanced Switching Communications, Inc., we cordially invite you to attend a special meeting of stockholders at the Company's headquarters located at 8330 Boone Boulevard, Vienna, Virginia. The meeting will be held at 10:00 a.m. Eastern Standard Time on Tuesday, April 9, 2002. At the meeting we will:

            - consider and vote on a proposal to approve a plan of complete liquidation and dissolution of the company; and

            - transact any other business that properly comes before the meeting.

            Our board of directors carefully reviewed and considered the terms and conditions of the plan of liquidation and the transactions contemplated by the plan of liquidation as well as other alternatives available to us. Based on its review, our board of directors determined that the plan of liquidation is in the best interests of our stockholders.

            The enclosed proxy statement contains a discussion of our proposed plan of liquidation. Our board of directors recommends that you consider the enclosed materials carefully. After carefully weighing the facts and circumstances associated with our liquidation as well as alternative courses of action, our board of directors has concluded that our proposed plan of liquidation is the best available alternative to maximize value for our stockholders.

            Our board of directors has voted to approve the proposed plan of liquidation and recommends that stockholders vote for the plan of liquidation by marking the enclosed proxy card 'FOR' the proposal and returning the proxy card in the accompanying postage-paid envelope. The affirmative vote of the holders of a majority of the shares of our common stock outstanding and entitled to vote will be required to complete our liquidation and dissolution. Your participation is extremely important, and your early response will be greatly appreciated.

            Whether or not you plan to attend the special meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card.

                                        Sincerely,


                                        Asghar D. Mostafa
                                        Chairman and Chief Executive Officer

                   ADVANCED SWITCHING COMMUNICATIONS, INC.
                             8330 BOONE BOULEVARD
                               VIENNA, VA 22182

                           ------------------------

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 9, 2002


         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Advanced Switching Communications, Inc., a Delaware corporation, will be held on Tuesday, April 9, 2002, at 10:00 a.m. Eastern Standard Time, at the Company's headquarters located at 8330 Boone Boulevard, Vienna, Virginia, to consider and vote upon the following proposals:

         1. To authorize and approve the Plan of Complete Liquidation and Dissolution of the Company, substantially in the form of Exhibit A attached to the accompanying proxy statement.

         2. To transact such other business as may properly come before the meeting and any adjournments thereof.

                  The Board of Directors has fixed the close of business on Thursday, February 28, 2002 as the record date for determining stockholders entitled to receive notice of and to vote at the Special Meeting (or any adjournment or postponement of the meeting). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Special Meeting.

                  WE INVITE YOU TO ATTEND THE SPECIAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED.

                                 By Order of the Board of Directors,


                                 Sherry L. Rhodes
                                 Secretary

Vienna, Virginia

March __, 2002

                              TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
General Information..............................................................................3

Risk Factors Relating to the Plan of Liquidation.................................................10

Proposal - Approval of the Plan of Liquidation...................................................14
     General.....................................................................................14
     Background and Reasons for the Plan.........................................................15
         Company Background......................................................................15
         Review of Alternatives..................................................................16
         Conclusion of the Board of Directors....................................................27
     Estimate of Liquidation Proceeds............................................................27
     Interests of Directors and Officers in the Plan of Liquidation..............................28
     The Plan of Complete Liquidation and Dissolution............................................30
         Dissolution Under Delaware Law..........................................................30
         Description of the Plan of Liquidation..................................................31
         Abandonment; Amendment..................................................................33
         Liquidating Distributions; Nature; Amount; Timing.......................................33
         Sales of Our Assets.....................................................................34
         Our Activities Following Adoption of the Plan of Liquidation............................35
         Reporting Requirements..................................................................35
         Contingent Liabilities; Contingency Reserve; Liquidating Trust..........................35
         Final Record Date.......................................................................38
         Listing and Trading of Common Stock and Interests in the
            Liquidating Trust or Trusts..........................................................38
     Absence of Appraisal Rights.................................................................39
     Regulatory Approvals........................................................................39
     Certain Federal Income Tax Consequences.....................................................40
         Federal Income Taxation of the Company..................................................40
         Federal Income Taxation of Stockholders.................................................41
         Liquidating Trusts......................................................................42
         State and Local Tax.....................................................................42
         Backup Withholding......................................................................42
     Vote Required & Board Recommendation........................................................43

Stock Ownership..................................................................................43

Other Matters....................................................................................46

Special Note Regarding Forward-Looking Information...............................................46

Where You Can Find More Information..............................................................46

Incorporation of Certain Documents by Reference..................................................47

                   ADVANCED SWITCHING COMMUNICATIONS, INC.
                             8330 BOONE BOULEVARD
                               VIENNA, VA 22182

                           ------------------------

                               PROXY STATEMENT

                           ------------------------

                       SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 9, 2002

         This proxy statement is furnished in connection with the solicitation on behalf of our board of directors of proxies to be used at a special meeting of our stockholders, to be held at the Company's headquarters located at 8330 Boone Boulevard, Vienna, Virginia, on Tuesday, April 9, 2002, at 10:00 a.m. Eastern Standard Time, and all adjournments of the meeting.

         Our headquarters are located at 8330 Boone Boulevard, Eighth Floor, Vienna, Virginia 22182. The accompanying Notice of Meeting and this proxy statement are first being mailed to our stockholders on or about March __, 2002.


                             GENERAL INFORMATION

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

         - At the special meeting stockholders will consider and vote on a proposal to approve the Plan of Complete Liquidation and Dissolution attached as Exhibit A.

WHO IS ENTITLED TO VOTE?

         - The record date for the special meeting is February 28, 2002. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting. At the close of business on February 12, 2002, there were 42,718,819 shares of common stock outstanding. Except as otherwise required by law, the holders of shares of our common stock vote together as a single class on all matters presented to the stockholders. Each registered holder of common stock of record on February 28, 2002 is entitled to one vote per share on each matter to be voted on at the special meeting.

WHAT IF MY SHARES ARE HELD IN "STREET NAME" BY A BROKER?

         - If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be permitted to vote your shares with respect to the plan of liquidation.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

         - A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

WHAT IF A QUORUM IS NOT PRESENT AT THE MEETING?

         - If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the meeting.

HOW DO I VOTE?

         - You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in the United States. If your shares are held in "street name" by a broker or other nominee, you should check the voting form used by that firm to determine whether you will be able to vote by telephone or on the Internet.

         - You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares indicating that you were the beneficial owner of our common stock on February 28, 2002, the record date for voting at the special meeting.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

         - Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

                  -        signing another proxy with a later date;

                  - giving written notice of the revocation of your proxy to our Secretary prior to the annual meeting; or

                  -        voting in person at the special meeting.

WHAT IF I DO NOT SPECIFY HOW MY SHARES ARE TO BE VOTED?

         - If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted FOR the proposal to authorize and approve the plan of liquidation.

WILL ANY OTHER BUSINESS BE CONDUCTED AT THE SPECIAL MEETING?

         - Our Board of Directors knows of no other business that will be presented at the meeting. If any other proposal properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

HOW MANY VOTES ARE REQUIRED TO AUTHORIZE AND APPROVE THE PLAN OF LIQUIDATION?

         - The authorization and approval of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Members of our board of directors and our executive officers who hold (or are deemed to hold) as of February 12, 2002 an aggregate of 24,870,304 shares of common stock (approximately 58% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSAL?

         - Our board of directors recommends that you vote "FOR" the authorization and approval of the plan of liquidation (see page 43).

WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS APPROVED?

         - If the plan of liquidation is approved, we will liquidate our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of any available liquidation proceeds.

WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS NOT APPROVED?

         - If the plan of liquidation is not authorized and approved by the stockholders, our board of directors will continue to manage the company as a publicly owned entity and will explore what, if any, alternatives are then available for the future of our business.

WHEN WILL STOCKHOLDERS RECEIVE PAYMENT OF ANY AVAILABLE LIQUIDATION PROCEEDS?

         - We anticipate that an initial distribution of liquidation proceeds will be made to the stockholders within 30 days after the special meeting. Thereafter, as we liquidate our remaining assets and properties we will distribute available liquidation proceeds, if any, to stockholders as our board of directors deems appropriate. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of three years.

WHAT WILL STOCKHOLDERS RECEIVE IN THE LIQUIDATION?

         - As of the end of December 2001, we had approximately $77 million in cash and marketable securities and expect to use cash of approximately $2.0 million to satisfy liabilities on our unaudited balance sheet. In addition to converting our remaining assets to cash, pursuing any claims we may have against third parties and satisfying the liabilities currently on our balance sheet, we anticipate using cash in the next several months for a number of items, including but not limited to:

                  -        ongoing operating costs of at least $1.3 million;

                  -        employee severance and related costs of at least
                           $4.0 million;

                  - payments to our contract manufacturer of at least $2.3 million; and

                  - other costs, including costs incurred to close out existing leases, of at least $3.2 million.

         - In addition, we may incur additional liabilities arising out of contingent claims, such as the claim by Qwest Communications Corporation described below, that are not yet reflected as liabilities on our balance sheet. We are unable at this time to predict what amount, if any, may be paid on these contingent claims. We are unable at this time to predict the precise nature, amount and timing of any distributions, due in part to our inability to predict the net value of our non-cash assets and the ultimate amount of our liabilities, many of which have not been settled. The sale of our non-cash assets could yield less than we expect, we may incur additional liabilities or the settlement of our existing liabilities could cost more than we anticipate, any of which could result in a substantially lower distribution to our stockholders.

DO DIRECTORS AND OFFICERS HAVE INTERESTS IN THE PLAN OF LIQUIDATION THAT DIFFER FROM MINE?

         - In considering the board of directors' recommendation to approve the plan of liquidation, you should be aware that some of the directors and officers may have interests that are different from or in addition to your interests as a stockholder. These interests include:

                  - our executive officers will receive an aggregate of approximately $1.6 million in severance payments in connection with the termination of their employment; and

                  - our directors and executive officers hold in-the-money options to purchase an aggregate of 1,140,000 shares of common stock at a weighted average exercise price of $1.19 per share.

                  For a more detailed description of the interests of directors and officers that differ from yours, see page 28 of this proxy statement.

CAN I STILL SELL MY SHARES?

         - Yes, you may sell your shares at this time. However, our common stock is currently listed on the Nasdaq National Market. Thus, we are subject to financial and market-related tests and other qualitative standards established by Nasdaq to maintain our listing. On September 10, 2001, Nasdaq notified us that we had failed to maintain the $1.00 minimum bid price requirement for continued listing. We had been given until December 10, 2001 to come into compliance with this requirement. However, Nasdaq had temporarily waived the enforcement of this requirement until January 2002, which gave us additional time to come into compliance. Since December 31, 2001, we have met the minimum bid requirement, but we cannot predict whether we will be able to maintain compliance with the minimum bid requirement or Nasdaq's other requirements for continued listing. Even if we are able to comply with the $1.00 minimum bid requirement for continued listing, if the plan of liquidation is approved by our stockholders, it is likely that we will not be able to maintain compliance with Nasdaq's other listing requirements or that Nasdaq will take action to delist our securities from their National Market System. If our common stock were delisted from Nasdaq for any reason:

                  - trading, if any, would thereafter be conducted on the over-the-counter market in the so-called "pink sheets" or on the "Electronic

                           Bulletin Board" of the National Association of Securities Dealers, Inc.;

                  - stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock;

                  - the liquidity of our stock may be reduced, making it difficult for a stockholder to buy or sell our stock at competitive market prices, or at all; and

                  - we may lose support from institutional investors, brokerage firms and market makers that currently buy and sell our stock and provide information to investors about us.

                  - Delisting could also cause the price of our stock to decrease further. In addition, it is likely that we will close our stock transfer books and restrict transfers of our common stock after filing the certificate of dissolution with the State of Delaware.

WHAT ARE THE TAX CONSEQUENCES OF THE LIQUIDATION?

         - As a result of our liquidation, for federal income tax purposes stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value (at the time of distribution) of any property distributed to them, and (ii) their tax basis for their shares of our capital stock. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. Any loss will generally be recognized only when the final distribution from us has been received, which may be as long as three years after the date that the plan of liquidation is adopted.

         - A brief summary of the material federal income tax consequences of the plan of liquidation appears on page 40 of this proxy statement. Tax consequences to stockholders may differ depending on their circumstances. You should consult your tax advisor as to the tax effect of your particular circumstances.

DO I HAVE DISSENTERS' APPRAISAL RIGHTS?

         - No. Under Delaware law, stockholders will not have dissenters' appraisal rights in connection with the plan of liquidation.

WHAT DO STOCKHOLDERS NEED TO DO NOW?

         - After carefully reading and considering the information contained in this proxy statement, each stockholder should complete and sign his or her proxy and return it in the enclosed return envelope as soon as possible so that his or her shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable us to conduct business at the meeting.

WHO CAN HELP ANSWER QUESTIONS?

         - If you have any additional questions about the proposed plan of liquidation or if you need additional copies of this proxy statement or any public filings referred to in this proxy statement, you should contact our corporate secretary at (703) 448-5540. Our public filings can also be accessed at the SEC's web site at www.sec.gov.

               RISK FACTORS RELATING TO THE PLAN OF LIQUIDATION

         There are many factors that stockholders should consider when deciding whether to vote to approve the plan of liquidation. These factors include those set forth in our SEC filings, as well as those factors set forth below.

ESTIMATES OF THE NET PROCEEDS TO BE RECEIVED BY STOCKHOLDERS MAY NOT BE
REALIZED.

         There can therefore be no assurance that any of the estimates set forth in this proxy statement will be realized. Stockholders, in determining whether to vote in favor of the proposal to approve the plan of liquidation, are cautioned not to attribute undue certainty to any estimates set forth herein. These estimates are based on a variety of assumptions relating to the value of our assets, the amount of our liabilities and expenses to be paid in the future, general business and economic conditions and other matters. The amount to be distributed to stockholders is based on our current estimates and is subject to various and significant uncertainties, many of which are beyond our control, that could cause the actual results to differ materially from our expectations. Examples of uncertainties that could cause the aggregate amount of distributions to be less than our estimates include the following:

         - The value of our assets and the time required to sell our assets may change due to a number of factors beyond our control.

         - Our estimate of net distributable cash resulting from our liquidation and dissolution is based on estimates of the costs and expenses of the liquidation and dissolution. If actual costs and expenses exceed such estimated amount, actual aggregate distributions to stockholders as a result of the liquidation could be less than estimated.

         - If liabilities, unknown or contingent at the time of the mailing of this proxy statement, later arise which must be satisfied or reserved for as part of the plan of liquidation, the aggregate amount of distributions to stockholders as a result of the plan of liquidation could be less than estimated.

         - Delays in consummating the plan of liquidation could result in additional expenses and result in actual aggregate distributions to stockholders less than our estimated amount.

         - If our assets are sold on an installment basis and there is a default by the purchaser in payment on the related promissory note or installment contract, the exercise of our remedies (which may include foreclosure on any real or personal property securing the promissory note) could delay our liquidation and dissolution, will likely involve additional costs and expenses to us, and could result in us not achieving our estimate of aggregate distributions to stockholders.

         There can be no assurance that the estimates set forth in this proxy statement will be realized. The actual aggregate distributions to stockholders as a result of the liquidation and dissolution could, for the foregoing reasons, vary materially from our estimates and may be substantially less. See "Special Note Regarding Forward-Looking Statements."

STOCKHOLDERS COULD BE LIABLE TO THE EXTENT OF LIQUIDATING DISTRIBUTIONS RECEIVED IF CONTINGENT RESERVES ARE INSUFFICIENT TO SATISFY THE COMPANY'S LIABILITIES.

         If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or if we transfer our assets to a liquidating trust and the contingency reserve and the assets held by the liquidating trust are less than the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the payment to creditors of such stockholder's pro rata portion of the excess, limited to the amounts previously received by the stockholder in distributions from us or the liquidating trust.

         If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve and the assets of the liquidating trust, our creditors could seek an injunction against the making of distributions under the plan of liquidation on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or holders of beneficial interests of the liquidating trust under the plan of liquidation.

ANTICIPATED TIMING OF LIQUIDATION MAY NOT BE ACHIEVED.

         Immediately after the special meeting, if the plan of liquidation is approved by stockholders, we intend to proceed with the orderly sale of our assets and file a certificate of dissolution with the Secretary of State of the State of Delaware. Although we anticipate that we will substantially complete the sale of our assets within a 12 month period, our board of directors may determine that it is in the best interests of our stockholders that some assets be placed into a liquidating trust, which could delay the receipt by stockholders of the final proceeds of the liquidation.

THE LIQUIDATION MAY NOT RESULT IN GREATER RETURNS TO STOCKHOLDERS THAN OUR CONTINUING AS A GOING CONCERN.

         We cannot assure you that the plan of liquidation will result in greater returns to stockholders than our continuing as a going concern or through a business combination with a third party. If the plan of liquidation is not authorized and approved by the stockholders, our board of directors will continue to manage the company as a publicly owned entity and will explore what, if any, alternatives are then available for the future of our business.

STOCKHOLDERS MAY NOT BE ABLE TO RECOGNIZE A LOSS FOR FEDERAL INCOME TAX PURPOSES UNTIL THEY RECEIVE A FINAL DISTRIBUTION FROM US, WHICH MAY BE AS LONG AS THREE YEARS.

         As a result of our liquidation, for federal income tax purposes stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value (at the time of distribution) of any property distributed to them, and (ii) their tax basis for their shares of our capital stock. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto. Any loss will generally be recognized only when the final distribution from us has been received, which may be as long as three years after the date that the plan of liquidation is adopted.

OUR STOCK TRANSFER BOOKS WILL CLOSE ON THE FINAL RECORD DATE, AFTER WHICH IT WILL NOT BE POSSIBLE FOR STOCKHOLDERS TO PUBLICLY TRADE IN OUR STOCK.

         We intend to close our stock transfer books and discontinue recording transfers of common stock at the close of business on the final record date, the date fixed by our board of directors for filing the certificate of dissolution. Thereafter, certificates representing the common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

WE EXPECT THAT OUR STOCK WILL BE DELISTED FROM THE NASDAQ NATIONAL MARKET.

         Our common stock is currently listed on Nasdaq National Market. Thus, we are subject to financial and market-related tests and other qualitative standards established by Nasdaq to maintain our listing. On September 10, 2001, Nasdaq notified us that we had failed to maintain the $1.00 minimum bid price requirement for continued listing. We had been given until December 10, 2001 to come into compliance with this requirement.

However, the Nasdaq had temporarily waived the enforcement of this requirement until January 2002, which gave us additional time to come into compliance. Since December 31, 2001, we have met the minimum bid requirement, but we cannot predict whether we will be able to maintain compliance with the minimum bid requirement or Nasdaq's other requirements for continued listing. Even if we are able to comply with the $1.00 minimum bid requirement for continued listing, if the plan of liquidation is approved by the stockholders, it is likely that we will not be able to maintain compliance with Nasdaq's other listing requirements or that Nasdaq will take action to delist our securities from their National Market System. If our common stock were delisted from Nasdaq for either of these reasons, trading, if any, would thereafter be conducted on the over-the-counter market in the so-called "pink sheets" or on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. Consequently, stockholders may find it more difficult to dispose of, or to obtain accurate quotations as to the price of our common stock thereby reducing the liquidity of our stock, making it difficult for a stockholder to buy or sell our stock at competitive market prices, or at all, and we may lose support from institutional investors, brokerage firms and market makers that currently buy and sell our stock and provide information to investors about us. Delisting could also cause the price of our stock to decrease further. In addition, it is likely that we will close our stock transfer books and restrict transfers of our common stock after filing the certificate of dissolution with the State of Delaware.

OUR DIRECTORS AND OFFICERS MAY HAVE INTERESTS IN OUR LIQUIDATION AND DISSOLUTION THAT ARE DIFFERENT FROM THE INTERESTS OF OTHER STOCKHOLDERS.

         Members of our board of directors may be deemed to have a potential conflict of interest in recommending authorization and approval of the plan of liquidation. See "Proposal to Approve the Plan of Liquidation -- Interests of Directors and Officers in the Plan of Liquidation."

NO FURTHER STOCKHOLDER APPROVAL WILL BE REQUIRED.

         The approval of the plan of liquidation requires the affirmative vote of the holders of a majority of all shares of our common stock outstanding and entitled to vote. If our stockholders approve the plan of liquidation, we will be authorized to dispose of our assets without further approval of our stockholders.

                 PROPOSAL TO APPROVE THE PLAN OF LIQUIDATION

GENERAL

         Our board of directors is proposing the Plan of Complete Liquidation and Dissolution for authorization and approval by our stockholders at the special meeting. The plan of liquidation was approved by our board of directors, subject to stockholder approval, on February 4, 2002. A copy of the plan of liquidation is attached as Exhibit A to this proxy statement. Certain material features of the plan of liquidation are summarized below. STOCKHOLDERS SHOULD READ THE PLAN OF LIQUIDATION IN ITS ENTIRETY.

         Our board of directors adopted resolutions on February 4, 2002 which authorized, subject to stockholder approval, the orderly liquidation of our assets pursuant to the plan of liquidation. The plan of liquidation provides that, if the requisite approval of our stockholders is received, our officers and directors will undertake our complete liquidation and dissolution. After the date the plan of liquidation is adopted by our stockholders, we will not engage in any business activities except for the purpose of preserving the value of our assets, prosecuting and defending lawsuits by or against us, adjusting and winding up our business and affairs, selling and liquidating our properties and assets, including our intellectual property and other intangible assets, paying our creditors, terminating commercial agreements and relationships and preparing to make distributions to stockholders, in accordance with the plan of liquidation. If the plan of liquidation is approved by our stockholders, we will file a certificate of dissolution with the Secretary of State of the State of Delaware.

         Our board of directors may, at any time, retain a third party to complete the liquidation of our remaining assets and distribute proceeds from the sale of assets to our stockholders pursuant to the plan of liquidation. This third-party management may involve a liquidating trust, which, if created, would succeed to all of our assets, liabilities and obligations. Our board of directors may appoint one or more of our directors or officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our certificate of dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your authorization and approval of the plan of liquidation will also constitute your approval of any appointment and compensation of such trustees.

         During the liquidation of our assets, we may pay to our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of liquidation. Your authorization and approval of the plan of liquidation will constitute your approval of the payment of any such compensation.

BACKGROUND AND REASONS FOR THE PLAN

         COMPANY BACKGROUND

         We develop, manufacture and market network technology and equipment that enable communications companies to quickly and economically deliver the power of the Internet and advanced broadband services to their customers around the world. We create solutions that enable communications companies to take advantage of their investment in existing network equipment and facilities while gradually moving to next-generation technology.

         From our inception in September 1997 through the fourth quarter of 1998, we were a development stage company, had no revenue and our operating activities related primarily to research and development, developing and testing prototype products, building our technical support infrastructure, staffing our marketing, sales and customer service organizations, and establishing relationships with suppliers, manufacturers and potential customers. We commenced shipments of our products in the first quarter of 1999. Since our inception through September 30, 2001, we have sold approximately $56.8 million of our product cumulatively and incurred significant losses and, as of September 30, 2001, we had an accumulated deficit of $68.0 million.

         We market and sell our products primarily through a direct sales and marketing organization and, to a lesser extent through resellers and original equipment manufacturers. We depend on a relatively small number of customers for a large percentage of our revenue in any particular quarter. For the nine months ended September 30, 2001, two customers each accounted for revenue in excess of 10% of total revenue. For the nine months ended September 30, 2000, we had one customer who accounted for more than 10% of the total revenue. In the fourth quarter of 2000, we saw a shift in the mix of our customers toward more established carriers, a trend that continued into the first quarter of 2001. However, that trend did not continue into the second and third quarters of 2001 as we were unsuccessful in generating any revenue from established carriers in either of those quarters. This was largely because of our failure to reach agreement with a major customer on a large purchase order and also due to the continuing general weakness in the global telecommunications equipment market.

         Demand for our products has also been negatively affected by a decline in our emerging carriers' capital spending due to abrupt changes in their competitive market and their limited access to capital and deteriorating financial performance. These unanticipated reductions in our emerging carriers' capital spending plans, combined with our difficulties in penetrating the more established carriers, has had a material adverse effect on our business. As a result, our revenue has declined from approximately $23.9 million for the nine months ended September 30, 2000 to approximately $15.1 million for the nine months ended September 30, 2001.

         On July 2, 2001, we announced the implementation of certain cost-cutting efforts pursuant to our restructuring plan, including a 20 percent reduction in our workforce.

On October 16, 2001, we announced the implementation of further cost-cutting efforts pursuant to our restructuring plan, including a 36 percent reduction in our workforce.

         Despite our actions to scale down our operations and implement cost reduction measures, we have continued to incur significant net losses. For the first nine months of 2001, our net loss was approximately $37 million. We have never achieved profitability and management believes that we can expect to incur operating losses for the foreseeable future.

         In October 2001, we announced that we had received notice from Qwest Communications Corporation purporting to terminate our procurement agreement with it. From the third quarter of 2000 through the third quarter of 2001, Qwest made equipment purchases from us totaling over $15.7 million and was our largest customer during this period representing approximately 28% of our total sales. In its purported notice of termination, Qwest asserted that we were in material breach of our procurement agreement. In a letter dated October 23, 2001, we responded to Qwest's earlier letter, rejecting any breach on our part and reiterating our rights under the procurement agreement. On November 19, 2001, we received another letter from Qwest purporting to detail the actions and inactions that constituted breach on our part and requesting us to accept a return of, and reimburse Qwest for, all products purchased from us less a ten percent discount in exchange for a release of claims. In a letter dated
December 5, 2001, we refuted the claims contained in Qwest's November 19 letter and reiterated our rights to additional purchase orders from Qwest in excess of $10 million. On January 25, 2002, Qwest responded to our December 5 letter and among other things, asserted that it had revoked acceptance of equipment previously purchased and requested a refund of the amounts paid. We intend to vigorously defend any claims asserted by Qwest. Qwest has suggested that we attempt to negotiate a mutually acceptable resolution of our dispute. To date, however, no substantive discussions have occurred.

         REVIEW OF ALTERNATIVES

         In late July 2001, our board of directors instructed our management to assess our business plan in light of the weakness in the telecommunications equipment market and the downturn in our revenue. On September 28, 2001 and October 5, 2001, our board of directors and our management discussed potential alternatives for the future, including our ability to achieve each alternative and the associated merits and risks. The possible alternatives reviewed included pursuing the existing business plan, modifying our business plan to pursue different markets, changing our product focus, scaling down our operations, reducing the number of employees and attempting to aggressively pursue cost-reduction measures in an effort to accelerate cash-flow positive operations, exploring business combinations with other companies and liquidating our business.

         In October 2001, our board of directors instructed our management to assess our business plan and the alternatives that might be available to us. On October 18, 2001, our board of directors discussed our continuing financial losses and our deteriorating financial condition, business and operations. Our board of directors determined that the prospects for our business were likely to continue to deteriorate due to continuing weakness in the global telecommunications equipment market and the financial markets. Our board of directors then discussed potential alternatives for the future, including our ability to achieve each alternative and the associated merits and risks. The possible business alternatives reviewed included those previously discussed on September 28, 2001 and on October 5, 2001 and the liquidation of our business. Following this discussion, our board of directors authorized us to retain an investment banking firm to explore and advise us as to our strategic business alternatives.

         On October 24, 2001, we retained Morgan Stanley & Co. Incorporated to act as our exclusive financial advisor to explore strategic alternatives and solicit proposals from parties with an interest in pursuing a business combination with us.

         On October 25, 2001, we publicly announced that we had retained Morgan Stanley to assist us in identifying and evaluating various strategic alternatives with the goal of maximizing shareholder value. We also announced our third quarter earnings, and that we had received from Qwest a notice of termination for cause relating to our procurement agreement with Qwest.

         From October 2001 through December 20, 2001, Morgan Stanley and our management contacted more than 60 domestic and international strategic and financial prospects on our behalf. Throughout the process, members of our management team, members of our special committee and representatives of Morgan Stanley assisted each party, who so desired, with their due diligence review of our business and operations and provided access to non-public information about our business and operations to each of the interested parties. We participated in numerous telephonic and in-person business and financial overview presentations and made ourselves available for a number of question and answer sessions for these interested parties. During the process of identifying and evaluating various strategic alternatives, seventeen interested parties executed confidentiality agreements and received non-public evaluation materials. We received ten preliminary proposals, and our management reviewed five of the potential acquisition and merger opportunities in depth, which included financial due diligence and meetings with management of the potential partners. Upon completion of the interested parties' financial due diligence, only one party submitted a written final proposal, which was at a substantial discount to management's liquidation analysis.

         From October 2001 through February 4, 2002, our board of directors and various special committees established by our board of directors convened numerous telephonic meetings to discuss the strategic alternatives process.

         On October 31, 2001, Morgan Stanley presented an update of the strategic alternative process to our board of directors, including the status of the first stage of the process. Our board of directors instructed Morgan Stanley to request preliminary proposals from interested parties by November 26, 2001. Members of our management team and representatives from Fried, Frank, Harris, Shriver & Jacobson also attended this meeting.

         On November 7, 2001, Morgan Stanley presented a status update of the first phase of the strategic alternative process. Members of our management team and representatives from Fried Frank also attended this meeting.

         On November 14, 2001, our board of directors convened a meeting to discuss the strategic alternatives process and to appoint a special committee. Members of our management team and representatives from Morgan Stanley and Fried Frank also attended the meeting. Our board of directors appointed a special committee to act on behalf of the board of directors in reviewing, negotiating and recommending to the board of directors what action should be taken with respect to any request made to the board of directors to consider a possible transaction with any person who may be subject to a potential conflict of interest. The special committee was comprised of all of the directors other than Edward W. Scott and Richard H. Kimball. Messrs. Scott and Kimball initially were excluded from the special committee because of their relationships with other companies that were considering possible business combinations with us at that time.

         The special committee and Morgan Stanley discussed the status of discussions with an interested company that had submitted its initial proposal to us. Based on the preliminary nature of the proposal and the issues surrounding a business combination with the interested party such as value to our stockholders, form of consideration and the financial and strategic prospects of the combined company, certainty of consummation and the required timetable, the special committee requested that Morgan Stanley continue to review the potential business combination and assess the value of the potential business combination for our stockholders.

         On November 19, 2001, our board of directors and the special committee met to discuss the strategic alternatives process. Members of our management team and representatives from Morgan Stanley and Fried Frank also attended these meetings. Morgan Stanley presented a status update of the strategic alternative process to our board of directors, including the status of discussions with an interested company that had submitted its initial proposal to us. The special committee determined that it would be in the best interests of our stockholders to continue to solicit and consider this and other alternative proposals under the contemplated timetable of November 26, 2001.

         On November 21, 2001, our board of directors met again to discuss the status of the strategic alternatives process. Members of our management team and representatives from Morgan Stanley and Fried Frank also participated in this meeting. Morgan Stanley updated our board of directors on the strategic alternatives available to us. Our special committee determined it was in the best interests of our stockholders to continue to solicit and consider alternative proposals under the contemplated timetable. Our special committee and Morgan Stanley also discussed the need to make a decision regarding our liquidation and strategic alternatives in a timely manner to maximize shareholder value.

         On November 27, 2001, Morgan Stanley informed our special committee that the interested company with whom Mr. Kimball had a relationship was no longer interested in pursuing a business combination with us. As a result, Mr. Kimball was invited to join the special committee. Members of our management team and representatives from Fried Frank also attended this meeting.

         On November 28, 2001, the board of directors convened a meeting to discuss the strategic alternatives process. Members of our management team and representatives from Morgan Stanley and Fried Frank also attended this meeting and the special committee meeting that immediately followed the board of directors meeting. Morgan Stanley updated our board of directors on the results of the first phase of the strategic alternatives process and the strategic alternatives available to us. As of November 28, 2001, Morgan Stanley had contacted sixty-two parties and six interested parties responded to Morgan Stanley's request to submit preliminary proposals by November 26, 2001. In the days immediately subsequent to November 28, 2001, four additional parties responded to Morgan Stanley's request to submit preliminary proposals.

         Following this update, Morgan Stanley reviewed with the special committee the preliminary proposals submitted by the interested parties. Each preliminary proposal had one of the following structures:

     - merger with an early stage company that has very little or no revenue;

     -   merger with a small company; and

     -   a cash tender offer by a third party.

In addition, the special committee and Morgan Stanley compared each of the preliminary proposals to the liquidation alternative.

         On November 30, 2001, the special committee and the board of directors convened to discuss the strategic alternatives process. Members of our management team and representatives from Morgan Stanley and Fried Frank attended the special committee meeting, the board of directors meeting that immediately followed the special committee meeting, and the reconvened special committee meeting. Morgan Stanley updated the special committee on the results of the strategic alternatives process and the strategic alternatives available to us. Following this update, Morgan Stanley reviewed with the special committee the ten preliminary proposals we had received as of November 30, 2001. The special committee and Morgan Stanley extensively discussed and evaluated the ten proposals we had received. The special committee and Morgan Stanley evaluated the ten proposals based on value, timing and certainty of consummation of the transaction in comparison to the estimated liquidation of our company. In evaluating the proposals, Morgan Stanley noted that only one of the ten proposals surpassed estimated liquidation in terms of estimated near-term value.

         The special committee determined that there was a potential strategic fit with five of the interested parties, and the special committee requested that Morgan Stanley contact the five interested parties to further improve, refine and clarify their respective preliminary proposals in an effort to maximize stockholder value and to move to more detailed due diligence with the five interested parties. The special committee decided to move forward with these five interested parties conditioned upon the ability of the interested parties to complete their due diligence, improve their preliminary proposals and proceed according to the timetable contemplated by the special committee.

         From December 1, 2001 through December 19, 2001, our management participated in numerous telephonic and in-person due diligence sessions with the interested parties.

         On December 5, 2001, our board of directors and special committee met again to discuss the strategic alternatives process in connection with the special committee's evaluation of our strategic alternatives. Members of our management team and representatives from Morgan Stanley and Fried Frank attended the board of directors meeting and the special committee meeting that immediately followed the board of directors meeting. Morgan Stanley briefly updated the board of directors on the status of our request to the five interested parties to improve and clarify their preliminary proposals and discussed an additional preliminary proposal we had received.

         On December 6, 2001, our special committee met to further evaluate the proposal we had received from the interested party with whom Mr. Scott had a relationship. Members of our management team and representatives from Morgan Stanley and Fried Frank also attended this meeting. Morgan Stanley presented to our special committee a detailed analysis of this proposal, including the valuation implications, the investment opportunities, a comparison of the proposal to other proposals received as well as management's analysis of the liquidation alternative, and the next steps to be taken with respect to the proposal.

         On December 12, 2001, our special committee met to evaluate the strategic business alternatives available to us. Members of our management team and representatives from Morgan Stanley and Fried Frank attended this meeting. Morgan Stanley presented to our special committee the status of our request to the six interested parties to improve and clarify their preliminary proposals. Morgan Stanley discussed the difficulty in receiving responses from the interested parties due to their lack of interest following their due diligence, timing constraints, and concerns with the ability to consummate the proposed transactions under the timeframe contemplated for final offers. Our special committee determined that we should continue discussions with only three of the six interested parties because the other three interested parties were unlikely to consummate a transaction under the required timetable.

         On December 13, 2001, the interested party with whom Mr. Scott had a relationship informed our special committee and Morgan Stanley that it would not pursue a business combination with us because of its financial circumstances. As a result, the need for a special committee to consider a possible transaction with any person who may be subject to a potential conflict of interest was eliminated. Members of our management team and representatives from Morgan Stanley and Fried Frank also attended this discussion.

         On December 19, 2001, our board of directors met again to discuss the strategic alternatives process in connection with the board of directors' evaluation of our strategic alternatives. Members of our management team and representatives from Morgan Stanley and Fried Frank also attended this meeting. Morgan Stanley updated the board of directors on the strategic alternatives process and discussed and reviewed the one written, final proposal we had received and a verbal indication of continued interest subject to the completion of due diligence and management's analysis of the liquidation alternative. Our board of directors determined that neither of the acquisition proposals was in the best interests of our stockholders due to the lack of superior value to our stockholders relative to management's liquidation analysis and the financial and strategic prospects of the combined business.

         On December 21, 2001, our board of directors convened a meeting to discuss the timeline for our liquidation in the event of a recommended liquidation of our business. Members of our management team and representatives from Morgan Stanley and Fried Frank also participated in this meeting. Management presented an analysis of cash available for distribution to stockholders in the event of a liquidation. This analysis reflected a range of cumulative cash distributions of $1.17 to $1.55 per share, of which a portion of the distribution would be received up-front and the remainder, if available subject to contingencies, would be distributed from a contingency reserve over a three year period.

         On December 27, 2001, in a letter to our board of directors, Asghar
D. Mostafa, our chairman and chief executive officer and beneficial owner of approximately 25% of our outstanding common stock, indicated that he was prepared to offer to acquire all of our outstanding shares of common stock. On December 27, 2001, the closing sales price of our common stock as reported by the Nasdaq National Market was $0.92 per share. The material economic and other terms proposed by Mr. Mostafa included:

     - the transaction would be structured as a merger in which all of our outstanding shares of common stock (other than the shares of our common stock held by Mr. Mostafa) would be converted into the right to receive cash at a total equity value of $51 million (which we estimated to be approximately $1.18 per share);

     - our board of directors would establish a special committee of disinterested directors to consider Mr. Mostafa's proposal;

     - the special committee would retain its own independent legal counsel and financial advisors, which could include Morgan Stanley;

     - the special committee would consent to Mr. Mostafa's retention of Fried, Frank, Harris, Shriver & Jacobson as his legal counsel in connection with the proposal and waive any potential conflicts of interest; and

     - we would, with the approval of the special committee, agree to reimburse Mr. Mostafa for reasonable fees and expenses, not to exceed $150,000, incurred by Mr. Mostafa prior to the execution of a definitive merger agreement.

         On January 2, 2002, Mr. Mostafa submitted a revised proposal to our board of directors. On January 2, 2002, the closing sales price of our common stock as reported by the Nasdaq National Market was $1.08 per share. Mr. Mostafa's revised proposal was consistent with the proposal he submitted to us on December 27, 2001, except that the equity valuation was increased to $54 million (which we estimated to represent approximately $1.25 per share).

         On January 3, 2002, Mr. Mostafa presented his proposal at a meeting of our board of directors. Members of our management team, representatives from Fried Frank and representatives from Morgan Stanley also attended this meeting. Following Mr. Mostafa's presentation, we established a special committee of disinterested directors to consider Mr. Mostafa's proposal. The special committee included all of the directors other than Mr. Mostafa.

         On January 4, 2002, the special committee retained Hale and Dorr LLP as independent legal counsel to advise it in connection with this review. The special committee also agreed to Mr. Mostafa's request that he be permitted to engage as his counsel Fried, Frank, Harris, Shriver & Jacobson, which, up to this point in the process, had been acting as counsel to our company.

         The special committee reviewed and considered Mr. Mostafa's proposal and the fiduciary duties and responsibilities of the special committee to our stockholders. Representatives from Hale and Dorr and Morgan Stanley participated in this discussion. Morgan Stanley presented an analysis of management's liquidation alternative, which calculated the present value of the cash distributions based on management's assumptions and the present value of cash distributions from the contingency reserve by applying sensitivities to such factors as pending breach of contract claims and other liabilities that may arise as a result of liquidation. The range of liquidation values under this present value analysis was $1.00 to $1.46 per share, depending on the amount distributed initially and the amount distributed from the contingency reserve over a three-year period. The special committee compared the estimated range of liquidation values to the per share amounts available to stockholders if a transaction with Mr. Mostafa was completed. The special committee also discussed the material economic and other terms under which the special committee would pursue Mr. Mostafa's alternative proposal to liquidation.

         On January 7, 2002, the special committee met to review and consider Mr. Mostafa's proposal. Representatives from Hale and Dorr and Morgan Stanley participated in this discussion. The special committee compared the estimated range of liquidation values to the per share amounts available to stockholders if a transaction with Mr. Mostafa was completed. The special committee also discussed the material economic and other terms under which the special committee would pursue Mr. Mostafa's alternative proposal to liquidation. The special committee instructed Morgan Stanley to prepare a summary term sheet of material economic and other terms under which the special committee would pursue Mr. Mostafa's acquisition of our business. Later that day, the special committee presented to Mr. Mostafa a summary of material economic and other terms under which the special committee would pursue Mr. Mostafa's acquisition of our business. The material economic and other terms proposed by the special committee included:

     -   payment to stockholders of $1.40 per share in cash at closing;

     - as a condition to signing the merger agreement, Mr. Mostafa would be required to secure an external financing commitment from a financial institution for the aggregate purchase price;

     - if Mr. Mostafa liquidated our business within 12 months after the merger at a liquidation value per share greater than the $1.40 per share in cash our stockholders would receive at the time of closing, Mr. Mostafa would have to pay each of our stockholders an amount equal to the difference between the liquidation value per share and the amount our stockholders received per share at the time the merger closed; and

     - Mr. Mostafa would be required to pay us a termination fee in the amount of the cash burn-rate of our business in the event the merger did not close.

         On January 9, 2002, Mr. Mostafa submitted to the special committee a revised proposal, which proposed a structure for the merger that allowed immediate payment in cash. The material economic and other terms proposed by Mr. Mostafa included:

     -   payment to stockholders of $1.25 per share in cash;

     -   the transaction would involve two steps:

         - our commencement of a self-tender offer to purchase our outstanding common stock from all of our stockholders except Mr. Mostafa, followed by

         -   a second-step cash merger following the tender offer; and

     - Mr. Mostafa would agree to pay us a termination fee of $20,000 per day, subject to a maximum of $1,500,000, if the tender offer was not completed.

         Following the receipt of this revised proposal, our special committee discussed the revised proposal. Representatives from Hale and Dorr and Morgan Stanley participated in this discussion. At this meeting, representatives of Hale and Dorr reviewed with the special committee members their fiduciary duties in connection with the transactions that were available to us. The special committee compared the estimated range of liquidation values to the per share amounts available to stockholders if a transaction with Mr. Mostafa was completed. The present value of the range of liquidation values under this analysis was $1.00 to $1.46 per share. After consideration of the revised proposal presented to the special committee, the special committee decided not to pursue Mr. Mostafa's proposal.

         On January 10, 2002, Mr. Mostafa presented to our special committee a revised proposal increasing the payment to tendering stockholders from $1.25 to $1.30 per share and a higher termination fee. Members of our management team, advisors from Hale and Dorr, Morgan Stanley, and Mr. Mostafa's legal advisors from Fried Frank also participated in this presentation.

         On January 11, 2002, the special committee responded to Mr. Mostafa's proposal, identifying key terms to be resolved in order to proceed with the proposed transaction, including a price per share of $1.35 and specific provisions in the merger agreement relating to representations and warranties, conditions to closing and the termination fee. Later that day, Mr. Mostafa advised the special committee that its proposed terms were not acceptable to him, and he withdrew his earlier offers.

         On January 14, 2002, our board of directors convened a meeting to discuss our potential liquidation and alternative business strategies. Members of our management team, representatives from Hale and Dorr, and representatives from Fried Frank and Morgan Stanley also attended this meeting. Our board of directors discussed our probable liquidation in light of our lack of potential business combinations.

         Following the board of directors meeting on January 14, 2002, Mr. Marks and Mr. Enloe, two of the members of the special committee appointed to review Mr. Mostafa's acquisition proposal, contacted Mr. Mostafa and asked if Mr. Mostafa would reconsider his decision to withdraw his proposal to acquire our business.

         On January 16, 2002, Mr. Mostafa presented to the special committee his revised proposal increasing the payment to tendering stockholders from $1.30 to $1.31 per share. Members of our management team, representatives from Hale and Dorr, Fried Frank and Morgan Stanley attended this meeting.

         Following Mr. Mostafa's presentation, Mr. Mostafa and representatives from Fried Frank left the meeting and the special committee discussed Mr. Mostafa's revised acquisition proposal. Representatives from Hale and Dorr and Morgan Stanley participated in this discussion. At this meeting, representatives of Hale and Dorr reviewed with the special committee members their fiduciary duties in connection with the transactions that may be available to us. Morgan Stanley presented an analysis of management's liquidation alternative and calculated the present value of the cash distribution based on management's assumptions and applying sensitivities to such factors as pending breach of contract claims and other liabilities that may arise as a result of the liquidation. The range of liquidation values under this analysis was $1.00 to $1.42 per share. The special committee compared the estimated range of liquidation values and per share amounts available to our stockholders if a transaction with Mr. Mostafa was completed. The special committee decided to accept Mr. Mostafa's latest proposal, subject to negotiation of the merger agreement, resolution of the terms of the transaction and preparation of documents satisfactory to the special committee.

         On January 18, 2002, Fried Frank circulated initial drafts of the merger agreement and stockholders agreement to Hale and Dorr.

         On January 21, 2002, Hale and Dorr responded with initial comments on the merger agreement.

         From January 21, 2002 through January 25, 2002, management, representatives from Hale and Dorr and Morgan Stanley engaged in negotiations with Mr. Mostafa and representatives from Fried Frank regarding the terms of the proposed merger agreement.

         On January 24, 2002, the special committee met to discuss the status of negotiations and documents for Mr. Mostafa's proposed transactions. Representatives from Hale and Dorr attended this meeting. The special committee also discussed the nature and extent of the liability, if any, to Qwest under the terminated agreement and the amount proposed to be reserved for all known claims and potential claims against us. The special committee decided to compare the estimated range of liquidation values and per share amounts available to stockholders at the special committee meeting scheduled for January 25, 2002 if a transaction with Mr. Mostafa was completed.

         On January 25, 2002, the special committee, other than Mr. Scott, met to discuss the proposed terms of the merger agreement. Members of our management and representatives of Morgan Stanley and Hale and Dorr also participated in this conference call. On the call, representatives of Hale and Dorr gave a presentation to our independent directors regarding their fiduciary duties to stockholders in the context of the proposed transaction. Representatives of Hale and Dorr also summarized the terms of the proposed merger agreement and stockholders agreement that had been negotiated with Mr. Mostafa. Following this presentation, our independent directors discussed, and asked questions of the representatives of Hale and Dorr regarding the terms of the merger agreement.

         Following the discussion among members of the special committee and representatives of Hale and Dorr, representatives of Morgan Stanley gave a presentation to our independent directors regarding Morgan Stanley's analysis of the valuations of us and our alternatives to the proposed transaction, including liquidation. Following the Morgan Stanley presentation, at the request of the special committee, representatives of Morgan Stanley delivered an oral opinion of Morgan Stanley to our board of directors that, as of January 25, 2002, subject to the final negotiation of the merger agreement and resolution of final terms of the transaction, the merger consideration to be received by the holders of our common stock in the proposed merger pursuant to the merger agreement was fair from a financial point of view to such stockholders, other than Mr. Mostafa and his affiliates.

         On January 26, 2002, the special committee met to discuss the proposed terms of the merger agreement with Mr. Mostafa. Members of our management and representatives from Morgan Stanley, Hale and Dorr and Fried Frank also participated in this conference call. Mr. Mostafa advised our board of directors that, based on a recent insurance quote, the premium for extending the company's directors' and officers' insurance would be $1.25 million more than expected. Mr. Mostafa indicated that he was unwilling to bear this additional cost and that his $1.31 per share purchase price would have to be reduced to $1.27 per share to reflect the additional insurance cost.

         Following the discussion with Mr. Mostafa, Mr. Mostafa and representatives from Fried Frank left the meeting, and the special committee discussed and compared the effect of the unexpected directors' and officers' insurance expense on Mr. Mostafa's offer and the liquidation alternative. The special committee decided to reexamine the liquidation alternative in light of the additional insurance expense and to initiate discussions for the settlement of the dispute with Qwest under the terminated agreement. As a result, the special committee decided to advise Mr. Mostafa that it had elected to defer any action on Mr. Mostafa's proposal while it requested that we commence settlement discussions with Qwest.

         On January 29, 2002, our board of directors and the special committee convened a meeting to discuss a letter we had received from Qwest on January 25, 2002, which invited us to negotiate a settlement of the existing dispute with Qwest. Members of our management and representatives from Hale and Dorr and Fried Frank attended this meeting. Mr. Mostafa indicated that he would not hold his offer open if we pursued settlement negotiations with Qwest.

         Following the discussion of the letter we had received from Qwest, the special committee and Mr. Mostafa reviewed the cost of the directors' and officers' insurance policy. The special committee was advised that management had received a lower estimate of $800,000 to $850,000 for the additional insurance cost. Mr. Mostafa indicated again that he was unwilling to bear the cost of the directors' and officers' insurance. Mr. Mostafa stated that his $1.31 per share purchase price would have to be reduced to $1.29 per share to reflect the insurance cost.

         Following the discussion with Mr. Mostafa, Mr. Mostafa and representatives from Fried Frank left the meeting, and the special committee reviewed and considered Mr. Mostafa's proposal. Representatives from Hale and Dorr participated in this discussion. The special committee decided to commence settlement negotiations with Qwest and to defer any decision regarding the alternatives available to us.

         On January 31, 2002, our board of directors and the special committee convened a meeting to discuss our potential liquidation and Mr. Mostafa's proposal. Members of our management and representatives from Hale and Dorr and Fried Frank attended this meeting. At the request of the special committee, Mr. Mostafa resubmitted his proposal, which included his latest offer price of $1.31 per share. Mr. Mostafa's proposed purchase price, however, was conditioned upon the agreement of the other two principal stockholders, Baker Communications Fund, L.P. and Technology Crossover Ventures, to share a portion of the additional insurance cost with Mr. Mostafa.

         Following Mr. Mostafa's presentation, Mr. Mostafa and representatives from Fried Frank left the meeting, and the special committee discussed Mr. Mostafa's proposal. The special committee decided to pursue settlement negotiations with Qwest and to reject Mr. Mostafa's proposal. The special committee also decided to recommend the liquidation of our business and begin the wind down of our operations, which the special committee believed would maximize stockholder value.

         On February 1, 2002, our board of directors convened a meeting to discuss our liquidation. Members of our management team and representatives from Hale and Dorr and Fried Frank also attended this meeting. The special committee unanimously agreed to recommend the liquidation of our business to our board of directors.

         On February 4, 2002, our board of directors determined that liquidation was the best available alternative to maximize stockholder value and approved the orderly wind down of our operations, including the layoff of approximately seventy-eight of our eighty-seven employees and authorizing management to immediately commence efforts to sell our assets subject to stockholder approval, including inventory and our intellectual property, terminate commercial agreements and relationships, exit our commercial obligations, and generally wind down our business and operations.

         CONCLUSION OF THE BOARD OF DIRECTORS

         On February 4, 2002, our board of directors, with Mr. Mostafa abstaining, adopted the plan of liquidation. In arriving at this conclusion, our board of directors considered a number of factors, including alternatives to the liquidation and the future prospects of our business. Prior to the meeting of our board of directors on February 4, 2002, our board of directors analyzed the results of management's investigation of various acquisition and strategic partnering opportunities. Our board of directors had been informed continuously of our business affairs and financial condition, and has convened at numerous separate meetings to consider these issues. Our board of directors has been apprised by Morgan Stanley of the market values of comparable companies and the lack of prospects for our business. Accordingly, our board of directors determined that it would not be advisable to continue to operate on an independent basis indefinitely if the potential for growth was so limited. Further, after significant effort, we had not been successful in identifying a buyer or strategic alliance partner acceptable to us. Based on this information, our board of directors determined that distribution to the stockholders of cash proceeds from the sale of our assets would return the greatest value to our stockholders as compared to other alternatives and that liquidation would prevent further erosion of stockholders' equity through continuing net losses and market declines. There can be no assurance that the liquidation value per share of common stock in the hands of the stockholders will equal or exceed the price or prices at which the common stock has recently traded or may trade in the future, or that the liquidation value will exceed zero. However, our board of directors believes that it is in the best interests of our business and our stockholders to distribute to the stockholders our net assets, if any, pursuant to the plan of liquidation. If the plan of liquidation is not authorized and approved by the stockholders, our board of directors will continue to manage the company as a publicly owned entity and will explore what, if any, alternatives are then available for the future of our business.

ESTIMATE OF LIQUIDATION PROCEEDS

         As of the end of December 2001, we had approximately $77 million in cash and marketable securities and expect to use cash of approximately $2.0 million to satisfy liabilities on our unaudited balance sheet. In addition to converting our remaining assets to cash, pursuing any claims we may have against third parties and satisfying the liabilities currently on our balance sheet, we anticipate using cash in the next several months for a number of items, including but not limited to:

     -   ongoing operating costs of at least $1.3 million;

     -   employee severance and related costs of at least $4.0 million;

     -   payments to our contract manufacturer of at least $2.3 million; and

     - other costs, including costs incurred to close out existing leases, of at least $3.2 million.

         In addition, we may incur additional liabilities arising out of contingent claims, such as the claim by Qwest described above, that are not yet reflected as liabilities on our balance sheet. We are unable at this time to predict what amount, if any, may be paid on these contingent claims. We are unable at this time to predict the precise nature, amount and timing of any distributions, due in part to our inability to predict the net value of our non-cash assets and the ultimate amount of our liabilities, many of which have not been settled. The sale of our non-cash assets could yield less than we expect, we may incur additional liabilities or the settlement of our existing liabilities could cost more than we anticipate, any of which could result in a substantially lower distribution to our stockholders.

         The amount per share that stockholders will receive in the liquidation will depend on the total number of shares out at the time we make the distribution. At the close of business on February 12, 2002, there were 42,718,819 shares of common stock outstanding. The number of shares outstanding will increase as optionholders exercise their options. The following table summarizes information about stock options outstanding at December 31, 2001.



                                 OPTIONS OUTSTANDING                    VESTED OPTIONS EXERCISABLE
                            ------------------------------              --------------------------
                                              WEIGHTED
                                               AVERAGE      WEIGHTED
                               NUMBER OF      REMAINING      AVERAGE                   WEIGHTED
                                SHARES       CONTRACTUAL    EXERCISE      NUMBER        AVERAGE
 RANGE OF EXERCISE PRICES     OUTSTANDING        LIFE         PRICE     EXERCISABLE  EXERCISE PRICE
                                             (in years)

 $0.4000-        $0.4000      1,053,500          9.77         $0.4000       90,086     $0.4000
 $0.6000-        $0.6000        240,000          6.15         $0.6000      240,000     $0.6000
 $0.6300-        $0.7000        120,000          9.76         $0.6708        2,917     $0.7000
 $1.0000-        $1.5000      2,283,850          8.17         $1.2483      804,200     $1.1991
 $1.5500-        $2.0000        590,806          8.11         $1.9476      263,968     $1.9761
 $2.4000-        $3.6000        786,388          9.15         $3.0789      199,152     $3.0569
 $3.7000-        $5.1875        505,057          8.91         $4.4465       96,897     $3.9535
 $5.7500-        $7.5000        328,958          8.60         $6.9681      102,111     $6.9755
 $8.9688-       $13.0000        349,044          8.63        $10.1361      161,264    $10.0759
$15.0000-       $16.3750         30,563          8.76        $15.0225       12,145    $15.0566
                              ---------         -----        --------    ---------    --------
 $0.4000-       $16.3750      6,288,166          8.62         $2.4814    1,972,740     $2.6251
                              =========         =====        ========    =========    ========

         THE METHODS USED BY OUR BOARD OF DIRECTORS AND MANAGEMENT IN ESTIMATING THE VALUES OF OUR ASSETS ARE INEXACT AND MAY NOT APPROXIMATE VALUES ACTUALLY REALIZED. OUR BOARD OF DIRECTORS' ASSESSMENT ASSUMES THAT ESTIMATES OF OUR LIABILITIES AND OPERATING COSTS ARE ACCURATE, BUT THOSE ESTIMATES ARE SUBJECT TO NUMEROUS UNCERTAINTIES BEYOND OUR CONTROL AND ALSO DO NOT REFLECT ANY CONTINGENT LIABILITIES THAT MAY MATERIALIZE. FOR ALL THESE REASONS, THERE CAN BE NO ASSURANCE THAT ACTUAL NET PROCEEDS DISTRIBUTED TO STOCKHOLDERS IN LIQUIDATION MAY NOT BE SIGNIFICANTLY LESS THAN THE ESTIMATED AMOUNT DISCUSSED IN THIS PROXY STATEMENT. MOREOVER, NO ASSURANCE CAN BE GIVEN THAT ANY AMOUNTS TO BE RECEIVED BY OUR STOCKHOLDERS IN LIQUIDATION WILL EQUAL OR EXCEED THE PRICE OR PRICES AT WHICH THE COMMON STOCK HAS RECENTLY TRADED OR MAY TRADE IN THE FUTURE.

INTERESTS OF DIRECTORS AND OFFICERS IN THE PLAN OF LIQUIDATION

         In considering the board of directors' recommendation to approve the plan of liquidation, you should be aware that some of our directors and officers may have interests that are different from or in addition to your interests as a stockholder, including those set forth below.

         All of our current executive officers and directors, except for Mr. Marks, hold shares of common stock or options to acquire shares of common stock. The non-employee directors who voted in favor of the plan of liquidation beneficially own an aggregate of 14,378,969 shares of common stock (approximately 33.7% of the outstanding shares of common stock as of February 12, 2002).

         Other than as set forth below, it is not currently anticipated that our liquidation will result in any material benefit to any of our officers or to directors who participated in the vote to adopt the plan of liquidation.

         The table below sets forth information relating to our officers or directors who are parties to agreements with us providing for the payment to them of severance in the amounts specified in the event of a change of control or the liquidation, dissolution or winding up of our business.

                                                       Months in
               Name and Position                    Severance Period        Total Severance Payment
               -----------------                    ----------------        -----------------------
Asghar D. Mostafa...........................               36                      $600,000
   President and Chief Executive Officer
Gary L. Wingo (1)...........................               24                       600,000
   Vice President -- Sales
Sherry L. Rhodes (2)........................               12                       220,000
   Vice President and General Counsel
Harry J. D'Andrea (3).......................               12                       187,000
   Chief Financial Officer

------------------------

(1) Mr. Wingo's employment as an executive officer of our company will terminate on April 6, 2002.

(2) Ms. Rhodes' employment as an executive officer of our company will terminate on April 6, 2002.

(3) Mr. D'Andrea's employment as an executive officer of our company will terminate on April 6, 2002.

         The table below sets forth information relating to stock options held by each of our officers and directors, as of February 12, 2002.

                                    Total Options                                Total "In-the-Money"

              Name                   Outstanding        Vested Options           Options Outstanding
              ----                   -----------        --------------          ----------------------
                                                                             Shares (1)         Value(2)
                                                                             ----------         --------
Asghar D. Mostafa............             60,000                25,000               --       $       --
John W. Seazholtz............            140,000               140,000          140,000           40,000
Robert Ted Enloe, III........             50,000                21,875               --               --
Gary L. Wingo (3)............          1,000,000                    --        1,000,000           70,000
Harry J. D'Andrea(4).........            260,000               124,584               --               --
Jeffrey M. Range (5).........             11,250                11,250               --               --
Sherry L. Rhodes (6).........            180,000                12,500               --               --
Lawrence Kraft (7)...........             11,250                11,250               --               --

------------------------

(1) Options are considered "in-the-money" if the exercise price of the option is less than $1.29 per share (the closing price of our common stock on February 12, 2002, as reported by the Nasdaq Stock Market ).

(2) The value of in-the-money options based on the difference between the exercise price and $1.29 per share (the closing price of our common stock on February 12, 2002, as reported by the Nasdaq Stock Market).

(3) Mr. Wingo's employment as an executive officer of our company will terminate on April 6, 2002.

(4) Mr. D'Andrea's employment as an executive officer of our company will terminate on April 6, 2002.

(5) Mr. Range resigned as an executive officer of our company effective February 1, 2002.

(6) Ms. Rhodes' employment as an executive officer of our company will terminate on April 6, 2002.

(7) Mr. Kraft resigned as an executive officer of our company effective February 1, 2002.

         Our board of directors may confer other benefits or bonuses to our employees and our officers, including officers who are also directors, in recognition of their services to us based on the performance of such employees and officers, including performance during our liquidation process.

         The plan of liquidation was adopted by our board of directors. It is not currently anticipated that our liquidation will result in any material increase in value of the shares, or options held by any directors who participated in the vote on the plan of liquidation.

THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

         DISSOLUTION UNDER DELAWARE LAW

         Section 275 of the Delaware General Corporation Law provides that a corporation may dissolve upon either (a) a majority vote of the board of directors of the corporation followed by a majority vote of its stockholders; or (b) a unanimous stockholder consent. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. Once a corporation is dissolved, its existence is automatically continued for a term of three years, but solely for the purpose of winding up its business. The process of winding up includes:

     -   the prosecution and defense of lawsuits, if any;

     -   the settling and closing of any business;

     -   the disposition and conveyance of any property;

     -   the discharge of any liabilities; and

     - the distribution of any remaining assets to the stockholders of the corporation.

If any action, suit or proceeding is commenced by or against the corporation before or within the winding up period, the corporation will, solely for the purpose of such action, suit or proceeding, automatically continue to exist beyond the three-year period until any judgments, orders or decrees are fully executed.

         DESCRIPTION OF THE PLAN OF LIQUIDATION

         The following is a brief summary of the plan of liquidation. It is qualified in its entirety by reference to the full text of the plan of liquidation attached hereto as Exhibit A and incorporated herein by reference. You should read the plan of liquidation carefully.

         We will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. To obtain the highest price for the sale of our assets and to preserve value for our stockholders, we commenced the sale of our assets immediately after approval of the plan of liquidation by our board of directors on February 4, 2002. In addition, since board approval of the plan of liquidation, seventy-eight employees have been laid off effective as of April 6, 2002. In any case, the sale of assets will be concluded prior to the third anniversary of the filing of the certificate of dissolution with the Delaware Secretary of State by a final liquidating distribution either directly to the stockholders or to one or more liquidating trusts. Any sales of our assets have been and will be made in private or public transactions and on such terms as are approved by our board of directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our board of directors. See "Sales of Our Assets."

         Subject to the payment or the provision for payment of our indebtedness and other obligations, our cash on hand, together with the cash proceeds of any sales of our other assets, will be distributed from time to time pro rata to the holders of the common stock. We intend to establish a reasonable contingency reserve in an amount determined by our board of directors to be sufficient to satisfy our liabilities, expenses and obligations not otherwise paid, provided for or discharged. The net balance, if any, of any such contingency reserve remaining after payment, provision or discharge of all such liabilities, expenses and obligations will also be distributed to our stockholders pro rata. No assurances can be given that available cash and amounts received from the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. We currently have no plans to repurchase shares of capital stock from our stockholders. If we were to repurchase shares of capital stock from our stockholders for cash, such repurchases would be open market purchases and would decrease amounts distributable to other stockholders if we were to pay amounts in excess of the per share values distributable in respect of the shares purchased and would increase amounts distributable to other stockholders if we were to pay amounts less than the per share values distributable in respect of such shares. See "Liquidating Distributions; Nature; Amount; Timing" and "Contingent Liabilities; Contingency Reserve; Liquidating Trust" below.

         If deemed necessary by our board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which assets would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. Our board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement as "liquidating trusts." Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of our capital stock, beneficial interests in any such liquidating trust or trusts. It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not receive the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of liquidation authorizes our board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our board of directors. Approval and authorization of the plan of liquidation also will constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to "Contingent Liabilities; Contingent Reserve; Liquidating Trust."

         We will close our stock transfer books and discontinue recording transfers of shares of common stock on the earliest to occur of (i) the close of business on the record date fixed by our board of directors for the final liquidating distribution,
(ii) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (iii) the final record date, the date fixed by our board of directors for filing the certificate of dissolution, and, thereafter, certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date. See "Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts" and "Final Record Date" below.

         Following approval of the plan of liquidation by the stockholders, a certificate of dissolution will be filed with the State of Delaware. Our dissolution will become effective, in accordance with Delaware law, upon proper filing of the certificate of dissolution with the Secretary of State or upon such later date as may be specified in the certificate of dissolution. Pursuant to Delaware law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

         ABANDONMENT; AMENDMENT

         Under the plan of liquidation, our board of directors may modify, amend or abandon the plan of liquidation, notwithstanding stockholder authorization and approval, to the extent permitted by Delaware law. We will not amend or modify the plan of liquidation under circumstances that would require additional stockholder approval under Delaware law or the federal securities laws without complying with Delaware law and the federal securities laws.

         LIQUIDATING DISTRIBUTIONS; NATURE; AMOUNT; TIMING

         Although our board of directors has not established a firm timetable for distributions to our stockholders if the plan of liquidation is authorized and approved by the stockholders, our board of directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. The liquidation is expected to be concluded prior to the third anniversary of the filing of the certificate of dissolution in Delaware by a final liquidating distribution either directly to the stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after that date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except for permitted transfers. However, we are currently unable to predict the precise nature, amount or timing of any distributions pursuant to the plan of liquidation. The actual nature, amount and timing of all distributions will be determined by our board of directors, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations.

         We do not plan to satisfy all of our liabilities and obligations prior to making distributions to stockholders, but instead will reserve assets deemed by management and our board of directors to be adequate to provide for these liabilities and obligations. See "Contingent Liabilities; Contingency Reserve; Liquidating Trust." Management and our board of directors believe that we have sufficient cash to pay our current and accrued obligations without the sale of any of our assets.

         Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder authorization and approval of the plan of liquidation. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while we do not believe that a precise estimate of those expenses can currently be made, management and our board of directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced.

         SALES OF OUR ASSETS

         The plan of liquidation gives our board of directors the authority to sell all of our assets. As of February 12, 2002, no sale of assets has been effected pursuant to the plan of liquidation and no agreement to sell any of our assets has been reached. However, agreements for the sale of assets may be entered into prior to the special meeting and, if entered into, may be contingent on approval of the plan of liquidation at the special meeting. Authorization and approval of the plan of liquidation will constitute approval of any such agreements and sales. Sales of our assets will be made on such terms as are approved by our board of directors and may be conducted by either competitive bidding, public sales or privately negotiated sales. We do not anticipate that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by our board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

         Our sale of an appreciated asset will result in the recognition of taxable gain by us to the extent the fair market value of such asset exceeds our tax basis in such asset.

         OUR ACTIVITIES FOLLOWING ADOPTION OF THE PLAN OF LIQUIDATION

         Following adoption and approval of the plan of liquidation by our stockholders, our activities will be limited to distributing our assets in accordance with the plan of liquidation, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to authorization of the plan of liquidation, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations.

         Following the adoption and approval of the plan of liquidation by our stockholders, we will continue to indemnify our officers, directors, employees and agents in accordance with our restated certificate of incorporation, as amended, and bylaws, including for actions taken in connection with the plan of liquidation and the winding up of our affairs. Our obligation to indemnify these persons may be satisfied out of the assets of any liquidating trust. Our board of directors and the trustees of any liquidating trust may obtain and maintain insurance to cover our indemnification obligations under the plan of liquidation.

         REPORTING REQUIREMENTS

         Whether or not the plan of liquidation is authorized and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome. If the plan of liquidation is authorized and approved and, in order to curtail expenses, we will, after filing our certificate of dissolution, seek relief from the SEC from these reporting requirements. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the SEC might require.

         CONTINGENT LIABILITIES; CONTINGENCY RESERVE; LIQUIDATING TRUST

         Under Delaware law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the authorization and approval of the plan of liquidation by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve cash and other assets which we believe to be sufficient, based on factors known to us, to satisfy such liabilities and other claims that might arise. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but that amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

         The actual amount of the contingency reserve will be based upon estimates and opinions of management and our board of directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, estimated legal and accounting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve which are deemed no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

         If deemed necessary, appropriate or desirable by our board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure it deems appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. Our board of directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where our board of directors determines that it would not be in the best interests of our business and our stockholders for such assets to be distributed directly to the stockholders at that time. If all of our assets (other then the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we must transfer in final distribution those remaining assets to a liquidating trust. Our board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust. The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust's other unsold assets.

         The plan of liquidation authorizes our board of directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by our board of directors. It is anticipated that our board of directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders. Approval of the plan of liquidation by the stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

         We may decide to use a liquidating trust or trusts, and our board of directors believes the flexibility provided by the plan of liquidation with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock in order to receive the interests. It is further anticipated that pursuant to the trust agreements (i) a majority of the trustees would be required to be independent of our management; (ii) approval of a majority of the trustees would be required to take any action; and (iii) the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

         UNDER DELAWARE LAW, IN THE EVENT WE FAIL TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF OUR EXPENSES AND LIABILITIES, OR SHOULD SUCH CONTINGENCY RESERVE AND THE ASSETS HELD BY THE LIQUIDATING TRUST OR TRUSTS BE EXCEEDED BY THE AMOUNT ULTIMATELY FOUND PAYABLE IN RESPECT OF EXPENSES AND LIABILITIES, EACH STOCKHOLDER COULD BE HELD LIABLE FOR THE PAYMENT TO CREDITORS OF SUCH STOCKHOLDER'S PRO RATA SHARE OF SUCH EXCESS, LIMITED TO THE AMOUNTS THERETOFORE RECEIVED BY SUCH STOCKHOLDER FROM US OR FROM THE LIQUIDATING TRUST OR TRUSTS.

         If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of liquidation on the ground that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of liquidation.

         FINAL RECORD DATE

         We intend to close our stock transfer books and discontinue recording transfers of shares of common stock on the final record date, the date fixed by our board of directors for filing the certificate of dissolution, and thereafter certificates representing shares of common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than new stock certificates for optionholders who exercise their options after the final record date and replacement certificates. We anticipate that no further trading of our shares will occur on or after the final record date. See "Listing and Trading of Common Stock and Interests in the Liquidating Trust or Trusts" below. All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of capital stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of the capital stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for those stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder's certificate evidencing the capital stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

         LISTING AND TRADING OF COMMON STOCK AND INTERESTS IN THE LIQUIDATING TRUST OR TRUSTS

         We currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at that time. Accordingly, we expect that trading in our shares will cease on and after that date.

         Our common stock is currently listed for trading on the Nasdaq National Market. For continued listing, a company, among other things, must meet certain minimum requirements with respect to net tangible assets, market value of our securities held by non-affiliates, and minimum bid prices per share. Our common stock has been trading below the minimum bid price required for continued listing, and we cannot be sure that the bid price will rise above the required minimum bid price. In addition, a company must maintain an operating business. We had previously received notice that our common stock would be delisted from the Nasdaq National Market on or about December 10, 2001. However, the Nasdaq had waived the enforcement of this requirement until January 2002. Since December 31, 2001, we have met the minimum bid requirement, but we cannot predict whether we will be able to maintain compliance with the minimum bid requirement or Nasdaq's other requirements for continued listing. We expect that, as a result of the cessation of our operations and the anticipated decrease in our assets resulting from distributions to our stockholders, our common stock will be delisted from the Nasdaq National Market not later than shortly after the approval of the plan of liquidation by the stockholders. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor would likely find it more difficult to dispose of, or to obtain quotations as to, the price of the common stock. Delisting of the common stock may result in lower prices for the common stock than would otherwise prevail. In any event, we will close our stock transfer books upon the filing of the certificate of dissolution. Thereafter, the stockholders will not be able to transfer their shares. We anticipate that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. This determination will be made by our board of directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, our board of directors, and management's estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust or trusts at the time of the transfer of assets and the liquidating trust or trusts may be required to comply with the periodic reporting and proxy requirements of the Exchange Act. The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

         As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see "Certain Federal Income Tax Consequences"), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

ABSENCE OF APPRAISAL RIGHTS

         Under Delaware law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of liquidation.

REGULATORY APPROVALS

         We have complied with the Worker Adjustment and Retraining Notification Act. No other United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a general summary of the material United States federal income tax consequences affecting our stockholders that are anticipated to result from our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, rulings of the Internal Revenue Service, or IRS, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of liquidation may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions.

         The following discussion has no binding effect on the IRS or the courts and assumes that we will liquidate in accordance with the plan of liquidation in all material respects. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the plan of liquidation, and we will not seek an opinion of counsel with respect to the anticipated tax treatment. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and our business from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder's individual circumstances. This discussion does not constitute legal advice to any stockholder.

         FEDERAL INCOME TAXATION OF THE COMPANY

         After the approval of the plan of liquidation and until the liquidation is completed, we will continue to be subject to federal income tax on our taxable income, if any. We will recognize gain or loss on sales of our assets pursuant to the plan of liquidation. Upon the distribution of any property, other than cash, to stockholders pursuant to the plan of liquidation, we will recognize gain or loss as if that property were sold to the stockholders at our fair market value, unless certain exceptions to the recognition of loss apply. Any losses and net operating loss carryforwards that we have may be available to offset any gains recognized on sales or distribution of our assets. We will be required to file Form 966 (Corporation Dissolution or Liquidation) with the IRS within 30 days after the adoption of the plan of liquidation.

         FEDERAL INCOME TAXATION OF STOCKHOLDERS

         As a result of our liquidation, for federal income tax purposes stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the aggregate fair market value (at the time of distribution) of any property distributed to them, and (ii) their tax basis for their shares of our capital stock. A stockholder's tax basis in his or her shares will depend upon various factors, including the stockholder's cost and the amount and nature of any distributions received with respect thereto.

         A stockholder's gain or loss will be computed on a "per share" basis. We expect to make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder's tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder's tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year. If it were to be determined that distributions made pursuant to the plan of liquidation were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income rates if we were to have any earnings and profits for federal income tax purposes, determined either on an historic or a current year basis, for the year of distribution.

         Upon any distribution of property, the stockholder's tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder's future sale of that property will be measured by the difference between the stockholder's tax basis in the property at the time of such sale and the proceeds of such sale.

         After the close of our taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to the stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the IRS will not challenge that valuation. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

         It is possible that we will have liabilities not fully covered by our contingency reserve for which the stockholders will be liable up to the extent of any liquidating distributions they have received. (See "Contingent Liabilities; Contingency Reserve;

Liquidating Trust"). This liability could require a stockholder to satisfy a portion of this liability out of prior liquidating distributions received from us and the liquidating trust or trusts. Payments by stockholders in satisfaction of these liabilities would commonly produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years. Stockholders should consult their tax advisors with respect to the federal tax consequences of the plan of liquidation.

         LIQUIDATING TRUSTS

         If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming this treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves should not be subject to federal income tax, assuming that they are treated as liquidating trusts for federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax. There can be no assurance that the liquidating trust or trusts described in the plan of liquidation will be treated as a liquidating trust or trusts for federal income tax purposes.

         STATE AND LOCAL TAX

         We may be subject to liability for state or local taxes with respect to the sale of our assets. Stockholders may also be subject to state or local taxes, including with respect to liquidating distributions received by them or paid to a liquidating trust on their behalf, and with respect to any income derived by a liquidating trust. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the plan of liquidation.

         BACKUP WITHHOLDING

         Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury regulations promulgated under the Code, such stockholder may be subject to a 30% backup withholding tax with respect to any payments received pursuant to the liquidation. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against that stockholder's U.S. federal income tax liability.

         THE FOREGOING SUMMARY OF UNITED STATES FEDERAL, STATE AND LOCAL INCOME TAX CONSIDERATIONS IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE PLAN MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. WE RECOMMEND THAT EACH STOCKHOLDER CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AS WELL AS THE STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES.

VOTE REQUIRED AND BOARD RECOMMENDATION

         The authorization and approval of the plan of liquidation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Members of our board of directors and our executive officers who hold (or are deemed to hold) as of February 12, 2002 an aggregate of 24,870,304 shares of common stock (approximately 58% of the outstanding shares of common stock as of February 12, 2002) have indicated that they will vote in favor of the proposal.

         OUR BOARD OF DIRECTORS BELIEVES THAT THE PLAN OF LIQUIDATION IS IN THE BEST INTERESTS OF OUR STOCKHOLDERS AND RECOMMENDS A VOTE FOR THIS PROPOSAL. IT IS INTENDED THAT SHARES REPRESENTED BY THE ENCLOSED FORM OF PROXY WILL BE VOTED IN FAVOR OF THIS PROPOSAL UNLESS OTHERWISE SPECIFIED IN SUCH PROXY.


                                 STOCK OWNERSHIP

         The following table presents information, as of February 12, 2002, with respect to the beneficial ownership of our common stock by:

         - each person who is known by us to beneficially own more than 5% of our common stock;

         -   each of our directors;

         - each of our named executive officers (as defined in the Securities Act of 1933, as amended); and

         -   all of our executive officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes to this table, each stockholder's address is 8330 Boone Boulevard, Eighth Floor, Vienna, Virginia 22182, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The percentage of shares beneficially owned are based on 42,718,819 shares of common stock outstanding as of February 12, 2002. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of February 12, 2002 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. The shares subject to options or warrants held by a person are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Entries denoted by an asterisk represent amounts less than 1%.


                                                       NUMBER OF SHARES            PERCENTAGE OF SHARES
                BENEFICIAL OWNER                      BENEFICIALLY OWNED            BENEFICIALLY OWNED
                ----------------                      ------------------           --------------------
Baker Communications Fund, L.P. (1)............           10,891,528                      25.5%

Edward W. Scott (1)............................           10,891,528                      25.5%

Asghar D. Mostafa (2)..........................           10,651,835                      24.9%

Entities Affiliated with Technology Crossover
Ventures (3)...................................           3,177,920                        7.4%

Richard H. Kimball (3).........................           3,177,920                        7.4%

Arthur J. Marks (4)............................               -                             *

John W. Seazholtz (5)..........................            228,943                          *

Robert Ted Enloe (6)...........................            104,536                          *

Harry J. D'Andrea (7) (8)......................            131,750                          *

Jeffrey M. Range (9) (10)......................             16,750                          *

Gary L. Wingo (11).............................               -                             *

Sherry L. Rhodes (12)(13)......................             55,625                          *

Directors and Officers as a group (11 persons)
(14)...........................................           25,258,887                      59.1%

------------------------

(1) Represents shares held by Baker Communications Fund, L.P. Baker Capital Corp. is the general partner of Baker Communications Fund, L.P. Edward W. Scott, a member of our board of directors, is a member of Baker Capital Corp. Mr. Scott disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. The following natural persons jointly, but not individually, exercise voting and/or dispositive power with respect to the shares held by Baker Communications Fund, L.P.: John C. Baker; Larry A. Bettino; Ashley Leeds; Edward W. Scott and Henry G. Baker. The address for Baker Communications Fund, L.P. and Mr. Scott is c/o Baker Capital Corp., 540 Madison Avenue, New York, New York 10022.

(2) Includes 8,000,000 shares owned by Mostafa Investments Limited Partnership, an investment partnership controlled by Asghar D. Mostafa, and 2,621,835 shares owned by Mostafa Ventures Fund, LLC, an investment limited liability company controlled by Asghar D. Mostafa. The shares owned by Mr. Mostefa include 30,000 shares issuable upon the exercise of options granted under our stock option plans.
         Excludes shares owned by Mr. Mostafa's brother, Iraj Mostafa, an employee of ours.

(3) Consists of 2,913,305 shares held by TCV III (Q), L.P., 23,075 shares held by TCV III (GP), 109,610 shares held by TCV III, L.P., and 131,930 shares held by TCV III Strategic Partners, L.P. (collectively, the "TCV Funds"). Mr. Kimball, a member of our board of directors, is a Managing Member of Technology Crossover Management III, L.L.C. which is the General Partner of each of the TCV Funds. Mr. Kimball disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for each of these persons and entities is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, California 94301.

(4) The address of Mr. Marks is 10836 Pleasant Hill Drive, Potomac, Maryland 20854.

(5)      The address of Mr. Seazholtz is 399 Princeton Avenue, Brick, New
         Jersey 08724.

(6) Consists of 69,078 shares held by Balquita Partners, Ltd., a limited partnership controlled by Mr. Enloe, 500 shares owned by Mr.
         Enloe, and 11,000 shares owned by the Enloe Descendants Trust, a trust of which Mr. Enloe is Trustee. The shares owned by Mr. Enloe include 23,958 shares issuable upon the exercise of options granted under our stock option plans. The address for Balquita Partners, Ltd., Mr. Enloe and the Enloe Descendants Trust is c/o Balquita Partners. Ltd., 3102 Maple Avenue, Suite 200, Dallas, Texas 75201.

(7) Includes 128,750 shares issuable upon the exercise of options granted under our stock option plans.

(8) Mr. D'Andrea's employment as an executive officer of our company will terminate on April 6, 2002.

(9) Includes 11,250 shares issuable upon the exercise of options granted under our stock option plans.

(10) Mr. Range resigned as an executive officer of our company effective as of February 1, 2002.

(11) Mr. Wingo's employment as an executive officer of our company will terminate on April 6, 2002.

(12) Includes 55,625 shares issuable upon the exercise of options granted under our stock option plans.

(13) Ms. Rhodes' employment as an executive officer of our company will terminate on April 6, 2002.

(14) Includes 389,583 shares issuable upon the exercise of options granted under our stock option plans.

                                OTHER MATTERS

         We do not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.


              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement contains forward-looking statements with respect to our plans and objectives, distributions resulting from the sale and liquidation of our assets, general economic conditions and other matters. Those statements include statements regarding our intent, belief, or current expectations, as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to us that could cause the results to differ materially from those in forward-looking statements include, but are not limited to: (i) general economic conditions, (ii) the fees and expenses associated with consummating our complete liquidation and dissolution, (iii) the amount of our liabilities which must be satisfied or reserved as part of our liquidation and dissolution, (iv) the amount and nature of any unknown or contingent liabilities, (v) the market value of our remaining assets and the time required to sell such assets and (vi) the other items detailed under the caption "Risk Factors Relating to the Plan of Liquidation" in this proxy statement.

                     WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that we file at the commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the commission at http://www.sec.gov. Reports, proxy statements, and other information concerning us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supercede the information in this proxy statement.

         We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate by reference into this proxy statement the following documents that we filed with the SEC under the Exchange Act:

     -   our annual report on Form 10-K for the year ended December 31, 2000;

     - our quarterly reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

     - our current reports on Form 8-K, filed on February 5, 2002 and February 12, 2002.

         All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of filing of those documents.

         You should rely only in the information contained in (or incorporated by reference into) this proxy statement. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

         Documents incorporated by reference are available from us without charge. You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

         Advanced Switching Communications, Inc.
         8330 Boone Boulevard
         Vienna, Virginia 22182
         Attention:  Corporate Secretary

         Telephone:  (703) 448-5540

         WE ENCOURAGE STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                         By Order of the Board of Directors,


                                         Sherry L. Rhodes
                                         Secretary

                                  EXHIBIT A

                 PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                      OF
                   ADVANCED SWITCHING COMMUNICATIONS, INC.

         This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of Advanced Switching Communications, Inc., a Delaware corporation (the "Company"), in accordance with the Delaware General Corporation Law and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

     1. The board of directors of the Company (the "Board of Directors") has adopted this Plan and called a meeting (the "Meeting") of the holders of the Company's common stock to approve the Plan and ratify the Company's actions taken to date on the Plan. If stockholders holding a majority of the Company's outstanding common stock, par value $.0025 per share (the "Common Stock"), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

     2. After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

     3. From and after the Adoption Date, the Company shall complete the following corporate actions:

           a. The Company shall determine whether and when to (i) transfer the Company's property and assets (other than cash, cash equivalents and accounts receivable) to a liquidating trust (established pursuant to Section 6 hereof), or (ii) collect, sell, exchange or otherwise dispose of all of its property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the stockholders, without any further vote or action by the Company's stockholders. It is understood that the Company will be permitted to commence the sale and disposition of its assets as soon as possible following the adoption of this Plan by the Company's Board of Directors in order to attain the highest value for such assets and maximize value for its stockholders. The Company's assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals or other third party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

           b. The Company shall pay or, as determined by the Board of Directors, make reasonable provision to pay, all claims and obligations of the Company, including all contingent, conditional or unmatured claims known to the Company and all claims which are known to the Company but for which the identity of the claimant is unknown.

           c. The Company shall distribute pro rata to its stockholders, all available cash including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur in a single distribution or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees (as defined in Section 6 hereof), in their absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees, in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the "Contingency Reserve") to satisfy claims against the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company's property and assets, of the collection and defense of the Company's property and assets, and the liquidation and dissolution provided for in this Plan.

     4. The distributions to the stockholders pursuant to Section 3 and 6 hereof shall be in complete cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees ("Satisfactory Evidence and Indemnity"). As a condition to receipt of any final distribution to the Company's stockholders, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the Delaware General Corporation Law, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

     5. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

     6. If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company's assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the "Trustees"), under a liquidating trust (the "Trust"), any assets of the Company which are
         (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of

         Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

     7. After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, the Company shall file with the Secretary of State of the State of Delaware a Certificate of Dissolution (the "Certificate of Dissolution") in accordance with the Delaware General Corporation Law.

     8. Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

     9. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

     10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company's stockholders of the payment of any such compensation.

     11. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and by-laws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligation hereunder, including seeking an extension in time and coverage of the Company's insurance policies currently in effect.

     12. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company's stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the Delaware General Corporation Law.

     13. The Board of Directors of the Company is hereby authorized, without further action by the Company's stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

                                    PROXY

                   ADVANCED SWITCHING COMMUNICATIONS, INC.

                   MEETING OF STOCKHOLDERS - APRIL 9, 2002

                   THIS PROXY IS SOLICITED ON BEHALF OF THE
                      BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Advanced Switching Communications, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of a Special Meeting of Stockholders and Proxy Statement, each dated March __, 2002, hereby revokes any proxy or proxies previously given and hereby appoints Asghar D. Mostafa, Harry J. D'Andrea and Sherry L. Rhodes, or any of them, with full power to each of substitution on behalf and in the name of the undersigned, as the proxies and attorneys-in-fact to vote and otherwise represent all of the shares registered in the name of the undersigned at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at the Company's headquarters located at 8330 Boone Boulevard, Vienna, Virginia, at 10:00 a.m. Eastern Standard Time on April 9, 2002 and any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares, on the matters and in the manner set forth on the reverse side of this Proxy card.

         (Continued and to be signed and dated on the reverse side.)

            PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                     USING THE ENCLOSED RETURN ENVELOPE.

                       SPECIAL MEETING OF STOCKHOLDERS
                   ADVANCED SWITCHING COMMUNICATIONS, INC.

                                APRIL 9, 2002

               Please Detach and Mail in the Envelope Provided

                [X] Please mark your votes as in this example.

                     THE BOARD OF DIRECTORS RECOMMENDS A
                           VOTE "FOR" THE PROPOSAL.


---------------------------------------------------------------------------------------------
(1)      Proposal to authorize and approve the Plan of Complete Liquidation and Dissolution:

                        [ ]  FOR

                        [ ]  AGAINST

                        [ ]  ABSTAIN

---------------------------------------------------------------------------------------------

  I PLAN TO ATTEND THE MEETING:    [ ]YES            [ ]NO


PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE COMPLETE, SIGN, DATE AND RETURN EACH CARD.

SIGNATURE(s)                                                            DATE



       ----------------  ------------------   --------------------   ----------
                                              Title if Appropriate

NOTE: Sign exactly as your name(s) appears on the stock certificate. A corporation should sign in its full corporate name by a duly authorized officer, with the office held designated. Executors, administrators, trustees and guardians should sign in their official capacity giving their full title as such. If stock is registered in more than one name, each person should sign. If a partnership or limited liability company, please sign in the partnership or limited liability company's name by an authorized person(s).